Exhibit 99

           First National Bancshares Inc. Reports 1st Quarter Results

     BRADENTON, Fla.--(BUSINESS WIRE)--April 6, 2005--First National Bancshares Inc. (Nasdaq:FBMT), a Bradenton based holding company and parent of 1st National Bank & Trust has announced earnings for the first quarter of 2005.
     Net income was $970,000 compared to $663,000 for the first quarter of 2004 representing a 46% increase.
     For the first quarter of 2004, earnings per share were $.29 compared to $.20 (adjusted for a three for two stock split and a 5% stock dividend) for the first quarter of 2004.
     First National Bancshares is located in Bradenton, Florida. More information can be obtained through the bank's web site at http://www.firstnbt.com, or on line through the stock symbol FBMT.


     CONTACT: 1st National Bank & Trust, Bradenton
              Angela O'Reilly, 941-746-4964 Ext. 400